UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 4

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).

1. Name and Address of Reporting Person

     Triad Petroleum LLC
     c/o FuelNation Inc.
     1700 North Dixie Highway
     Suite 125
     Boca Raton, Florida 33432

2. Issuer Name and Ticker or Trading Symbol

   Internet Commerce Corporation ("FLNT")

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year

   November, 2000

5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)

   ( ) Director ( ) 10% Owner ( ) Officer (give title below) (X(1)) Other (specify below)


7. Individual or Joint/Group Filing (Check Applicable Line)

   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

-----------------------------------------------------------------------------------------------------------------------------------
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
-----------------------------------------------------------------------------------------------------------------------------------|
1. Title of Security     |2.      |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                         |  Transaction  |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                         |        |      |                                  |  Beneficially     |(D)or |                           |
                         |        |    | |                  | A/|           |  Owned at         |Indir |                           |
                         | Date   |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
-----------------------------------------------------------------------------------------------------------------------------------|
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock, par value  |11/21/00 | J | |  1,000,000       | D | (2)       |  134,000,000      |  I   |         (3)               |
$.01 (the "Common Stock")|         |   | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
                         |         |   | |                  |   |           |                   |      |                           |
                         |         |   | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is  filed  by more  than one  reporting  person,  see  Instruction
4(b)(v).

(1) This group filing on Form 4 is filed on behalf of Triad Petroleum LLC (`Triad"), the former beneficial holder of in excess of 10% of the Company's Common Stock, FuelAmerica LLC ("FuelAmerica") and Rapture Holdings, Inc. ("Rapture"), each a beneficial holder of in excess of 10% of the Company's Common Stock, Christopher R. Salmonson, the Company's Chief Executive Officer, beneficial owner of in excess of 10% of the Company's Common Stock and a director of the Company, and Robert L. Simmons, a director of the Company and a beneficial owner of in excess of 10% of the Company's Common Stock (Triad, Mr. Salmonson, Rapture and Mr. Simmons collectively, the "Reporting Persons").

(2) On November 21, 2000, the Reporting Persons transferred 1,000,000 shares of issuer Common Stock beneficially owned by the Reporting Persons to their professional advisors in connection with their continuing representation of the Reporting Persons.

(3) Triad Petroleum directly owns 13,000,000 shares of the Company's Common Stock; FuelAmerica directly owns 65,000,000 shares of the Company's Common Stock; FuelAmerica, by virtue of its status as 50% owner of Triad's membership interest, may be deemed to have indirect beneficial ownership of the 13,000,000 shares of Company Common Stock held by Triad; Mr. Salmonson, by virtue of his status as the sole interest holder in FuelAmerica may be deemed to have indirect beneficial ownership of the 78,000,000 shares of the Company's Common Stock; Rapture directly owns 65,000,000 shares of the Company's Common Stock; Rapture, by virtue of its status as 50% owner of Triad's membership interest, may be deemed to have indirect beneficial ownership of the 13,000,000 shares of Company Common Stock held by Triad; Mr. Simmons, by virtue of his status as the sole shareholder of Rapture, may be deemed to have indirect beneficial ownership of 78,000,000 shares of the Company's Common Stock.


                                                                          (Over)
                                                                 SEC 1474 (7-96)
                                                                     Page 1 of 2

-----------------------------------------------------------------------------------------------------------------------------------
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
-----------------------------------------------------------------------------------------------------------------------------------|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
-----------------------------------------------------------------------------------------------------------------------------------|
-----------------------------------------------------------------------------------------------------------------------------------|
                      |        |      |    | |          |    |    |     |           |        |        |           |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
                      |        |      |    | |          |    |    |     |           |        |        |           |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
                      |        |      |    | |          |    |    |     |           |        |        |           |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
                      |        |      |    | |          |    |    |     |           |        |        |           |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
                      |        |      |    | |          |    |    |     |           |        |        |           |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|

                                               /s/ Trial Petroleum, LLC
                                               --------------------------------
                                               ** Signature of Reporting Person


                                               December 11, 2000
                                               -----------------
                                               Date



** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


                                                                 SEC 1474 (7-96)

  Joint Filer Information

Name:                          Triad Petroleum, LLC

Address:                       c/o Triad Petroleum, LLC
                               700 North Dixie Highway
                               Boca Raton, Florida  33432

Designated Filer:              Triad Petroleum, LLC

Issuer & Ticker Symbol:        FuelNation Inc. (FLNT)

Date of Event
Requiring Statement:           November 21, 2000

Signature:                     /s/ Triad Petroleum, LLC
                               ---------------------------
                               By:  Chris R. Salmonson





Name:                          FuelAmerica, LLC

Address:                       Chris R. Salmonson
                               c/o Triad Petroleum, LLC
                               700 North Dixie Highway
                               Boca Raton, Florida  33432

Designated Filer:              Triad Petroleum, LLC

Issuer & Ticker Symbol:        FuelNation Inc. (FLNT)

Date of Event
Requiring Statement:           November 21, 2000

Signature:                     /s/ FuelAmerica, LLC
                               ------------------------
                               By:  Chris R. Salmonson

Name:                          Chris R. Salmonson

Address:                       c/o Triad Petroleum, LLC
                               700 North Dixie Highway
                               Boca Raton, Florida  33432

Designated Filer:              Triad Petroleum, LLC

Issuer & Ticker Symbol:        FuelNation Inc. (FLNT)
                               FuelNation Inc. (FLNT)

Date of Event
Requiring Statement:           November 21, 2000


Signature:                     /s/ Chris R. Salmonson
                               -------------------------------




 Name:                        Rapture Holdings, Inc.

 Address:                     c/o Triad Petroleum, LLC
                              700 North Dixie Highway
                              Boca Raton, Florida 33432

 Designated Filer:            Triad Petroleum, LLC

 Issuer & Ticker Symbol:


 Date of Event
 Requiring Statement:         November 21, 2000


 Signature:                  /s/
                             -------------------------
                             By:




Name:                       Robert L. Simmons

Address:                    c/o Triad Petroleum, LLC
                            700 North Dixie Highway
                            Boca Raton, Florida  33432

Designated Filer:           Triad Petroleum, LLC

Issuer & Ticker Symbol:     FuelNation Inc. (FLNT)

Date of Event
Requiring Statement:        November 21, 2000

Signature:                  /s/
                            ---------------------